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Exhibit 3.8


                           SECOND AMENDMENT TO BYLAWS
                                       OF
                       SMITH & WESSON HOLDING CORPORATION,
                              A NEVADA CORPORATION


      The Article III, Section 3 of the Bylaws is hereby amended and restated in its entirety as follows:

            "To the extent allowed by the Articles of Incorporation, the number of Directors of the Corporation shall be fixed from time to time by resolution of the Board. Directors need not be shareholders of the Corporation. The Directors of the Corporation shall be elected at the annual meeting of the shareholders and shall serve until the next annual or special meeting is properly called and they, or any of them, are re-elected or until their successors have been elected and qualified."


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                            CERTIFICATE OF SECRETARY
                                       OF
                       SMITH & WESSON HOLDING CORPORATION,
                              A NEVADA CORPORATION


      The undersigned, Sherry Noreen, does hereby certify that she is the Secretary of Smith & Wesson Holding Corporation, a Nevada corporation (the "Company"), and that the above and foregoing is a true, complete and correct copy of the Second Amendment to Bylaws of the Company, duly and regularly adopted by the Board of Directors effective as of July 24, 2001.

      IN WITNESS WHEREOF, the undersigned has signed his name to this certificate this 24th day of July, 2001.



                                  -------------------------------
                                  Sherry Noreen

                                  Secretary



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